As filed with the Securities and Exchange Commission on February 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Foundation Building Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	81-4259606
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2741 Walnut Avenue, Suite 200

Tustin, CA 92780

(Address of Principal Executive Offices, including Zip Code)

FOUNDATION BUILDING MATERIALS, INC.

2017 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Ruben Mendoza

President and Chief Executive Officer

Foundation Building Materials, Inc.

2741 Walnut Avenue, Suite 200

Tustin, CA 92780

(714) 380-3127

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,636,000	$15.56	$56,576,160.00	$6,557.18

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there also are registered hereunder such additional indeterminate number of shares of the Registrant’s Common Stock as may be issued as a result of any stock split, stock dividend, or similar transactions pursuant to the adjustment provisions of the Foundation Building Materials, Inc. 2017 Stock Incentive Plan.
(2)	Pursuant to Rules 457(c) and 457(h) under the Securities Act, these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s Common Stock as reported on the New York Stock Exchange on February 10, 2017.

EXPLANATORY NOTE

By this Registration Statement, Foundation Building Materials, Inc. (the “Company” or the “Registrant”) is registering 3,636,000 shares of its Common Stock, $0.001 par value (the “Common Stock”), to be offered pursuant to the Foundation Building Materials, Inc. 2017 Stock Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.	The prospectus dated February 9, 2017, filed by the Company with the Commission pursuant to Rule 424(b)(4) under the Securities Act, filed on February 13, 2017, relating to the Registration Statement on Form S-1, as amended (Registration No. 333-215557), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed;

2.	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38009) filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 7, 2017, including any amendments or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporate Law, or the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Bylaws provide that each person who was or is party or is threatened to be made a party to, or was or is otherwise involved in, any threatened, pending or completed proceeding by reason of the fact that he or she is or was a director or officer of the Company or was serving at the request of the Company as a director, officer, employee, agent or trustee of another entity shall be indemnified and held harmless by the Company to the full extent authorized by the DGCL against all expense, liability and loss actually and reasonably incurred in connection therewith, subject to certain limitations.

Section 145(a) of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The DGCL also provides that indemnification under Sections 145(a) and (b) can only be made upon a determination that indemnification of the present or former director, officer or employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of directors who are not a party to the action at issue (even though less than a quorum), (2) by a majority vote of a designated committee of these directors (even though less than a quorum), (3) if there are no such directors, or these directors authorize, by the written opinion of independent legal counsel, or (4) by the stockholders.

Section 145(g) of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide for eliminating or limiting the personal liability of one of its directors for any monetary damages related to a breach of fiduciary duty as a director, as long as the corporation does not eliminate or limit the liability of a director for acts or omissions which (1) were in bad faith, (2) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (3) the director derived an improper personal benefit from (such as a financial profit or other advantage to which such director was not legally entitled) or (4) breached the director’s duty of loyalty.

The Company has also entered into indemnification agreements with each of its executive officers and directors that provide, in general, that the Company will indemnify them to the fullest extent permitted by law in connection with their service to the Company or on the Company’s behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of the exhibits included as part of this Registration Statement is set forth on the Exhibit Index and is hereby incorporated by reference thereto.

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on February 14, 2017.

FOUNDATION BUILDING MATERIALS, INC. (Registrant)

By:	/s/ Richard Tilley
Richard Tilley
General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ruben Mendoza, John Gorey and Richard Tilley, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of resubstitution and substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) or supplements to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Registration Statement in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Ruben Mendoza Ruben Mendoza	President, Chief Executive Officer, Director (Principal Executive Officer)	February 14, 2017

/s/ John Gorey John Gorey	Chief Financial Officer (Principal Financial Officer, Principal Accounting Officer)	February 14, 2017

/s/ Samuel D. Loughlin Samuel D. Loughlin	Director, Chairman of the Board of Directors	February 14, 2017

/s/ Kevin Barner Kevin Barner	Director	February 14, 2017

/s/ Nick Beevers Nick Beevers	Director	February 14, 2017

/s/ Court Carruthers Court Carruthers	Director	February 14, 2017

/s/ Fareed Khan Fareed Khan	Director	February 14, 2017

/s/ Dominic LaValle Dominic LaValle	Director	February 14, 2017

/s/ Chris Meyer Chris Meyer	Director	February 14, 2017

/s/ James Underhill James Underhill	Director	February 14, 2017

/s/ Kyle Volluz Kyle Volluz	Director	February 14, 2017

/s/ Grant Wilbeck Grant Wilbeck	Director	February 14, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Foundation Building Materials, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2017).

4.2	Amended and Restated Bylaws of Foundation Building Materials, Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2017).

5.1	Opinion of Gibson, Dunn & Crutcher LLP.

15.1	Awareness Letter of VonLehman & Company Inc.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Deloitte & Touche LLP.

23.4	Consent of Deloitte & Touche LLP.

23.5	Consent of Deloitte & Touche LLP.

23.6	Consent of Deloitte LLP.

23.7	Consent of RSM US LLP.

23.8	Consent of VonLehman & Company Inc.

23.9	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

99.1	Foundation Building Materials, Inc. 2017 Stock Incentive Plan.